Exhibit 10

In December 2008, the Compensation Committee of the Board of Trustees of the Company approved the annual base salaries (effective as of January 1, 2009) of the Company’s executive officers after a review of performance, market data and salaries of executives at comparable companies. The following table sets forth the annual base salary levels of the Company’s executive officers for calendar years 2009 and 2008:

Name and Position	Year	Base Salary
Thomas A. Wentz, Sr.
President and Chief Executive Officer	2009	$275,000
	2008	$275,000
Timothy P. Mihalick
Senior Vice President and Chief Operating	2009	$345,000
Officer, and Trustee	2008	$345,000

Diane K. Bryantt
Senior Vice President and Chief Financial Officer	2009	$178,500
	2008	$175,000
Thomas A. Wentz, Jr.
Senior Vice President, and Trustee	2009	$287,500
	2008	$287,500
Kelly A. Walters
Senior Vice President	2009	$202,500
	2008	$200,000